Exhibit 99.1

FOR IMMEDIATE RELEASE

Genesis HealthCare Contact:

Investor Relations

610-925-2000

GENESIS HEALTHCARE

REPORTS THIRD QUARTER 2016 RESULTS

Announces Planned Divestiture of Facilities in Eight States to Focus on Core Markets

Recently Announced New Leases Reduce Prior Lease Obligation by $440 Million through January 2032

Third Quarter EBITDA Meets First Call Consensus Estimate

KENNETT SQUARE, PA – (November 3, 2016) – Genesis HealthCare (Genesis, or the Company) (NYSE: GEN), one of the largest post-acute care providers in the United States, today announced operating results for the third quarter ended September 30, 2016.

Third Quarter 2016 Results

•	US GAAP revenue for the third quarter of 2016 was $1.419 billion compared to $1.416 billion in the prior year quarter;
•	US GAAP net loss attributable to Genesis HealthCare in the third quarter of 2016 was $20.5 million compared to GAAP net loss of $29.0 million in the third quarter of 2015;
•	Adjusted EBITDAR in the third quarter of 2016 was $172.1 million compared to $188.8 million in the prior year quarter; and
•	Adjusted EBITDA in the third quarter of 2016 was $47.8 million, matching First Call consensus estimates, compared to $67.2 million in the prior year quarter.

“We delivered another solid quarter despite near-term headwinds and continued to position Genesis for success,” said George V. Hager, Jr., Chief Executive Officer. “The planned and completed divestiture of geographically non-strategic facilities and the recently announced new leases build on the actions we have taken to improve our asset quality, capital structure and performance. Over the past year, we have integrated acquisitions, brought down our cost base, paid down debt and divested non-strategic assets, creating a strong foundation for profitable growth in 2017 and beyond."

“Strategically, we are positioning Genesis to thrive in the emerging world of value-based purchasing,” Hager continued. “The deterioration in skilled census patterns is moderating quarter-on-quarter and our unique value-based initiatives are continuing to demonstrate promising results that we expect will make meaningful contributions to the bottom line next year. We believe we are establishing a ‘best-in-class’ track record with hospitals and payers by getting ahead of the curve on improving outcomes and lowering costs, and I am excited about our opportunities for gaining market share and generating financial upside for our shareholders as our strategy yields positive results.”

Portfolio Management and Financing Activities

Portfolio Management Activities

The Company continually evaluates the performance of its operating units with an emphasis on divesting underperforming assets or assets in non-strategic markets.  For 2016 year to date, Genesis has completed or announced divestitures of approximately 100 non-strategic or underperforming skilled nursing and assisted/senior living assets, as well as its hospice and home care businesses.  These actions are expected to increase management’s focus and resources on markets where the Company has geographic density, strong hospital partnerships and the greatest growth potential.

Consistent with its strategy to divest assets in non-strategic markets, Genesis announced today its intention to exit inpatient operations in eight Midwestern states. The divestiture will occur in two phases:

•

The first phase consists of the sale or divestiture of 18 facilities (16 owned and 2 leased) in the states of Kansas, Missouri, Nebraska and Iowa.   The transaction will mark an exit from the inpatient business in these states.  Closing is subject to licensure and other regulatory approvals that are anticipated to be obtained in the first quarter of 2017.  The 18 facilities have annual revenue of $110.1 million and EBITDAR of $4.4 million. Sale proceeds of approximately $80 million, net of transaction costs, will principally be used to repay indebtedness.

•

The second phase consists of the planned divestiture of 43 facilities in the states of Montana, Kentucky, Indiana and Ohio in a series of transactions.  Forty one of the facilities are leased from a variety of landlords and the remaining 2 facilities are owned by Genesis.  The transactions will mark an exit from the inpatient business in these states.  Genesis and its landlords are at varying stages of marketing these facilities. The 43 facilities have annual revenue of $322.0 million and EBITDAR of $50.4 million.  The Company expects the divestiture of the leased facilities will result in negotiated master lease rent reductions.

As of October 2016, Genesis completed the previously announced divesture of 9 underperforming leased assisted living facilities in the states of Pennsylvania, Delaware and West Virginia.  The nine facilities had annual revenue of $22.5 million, $5.0 million in lease expense, no Adjusted EBITDA and $2.8 million of pre-tax net loss.

“We are constantly reviewing our portfolio to determine areas of strength and weakness,” noted Hager.  “The assets located in the eight Midwestern states account for 9% of inpatient revenues but have been a disproportionate drag on our earnings performance.  We expect our actions to exit non-strategic markets will allow for a renewed focus on our core markets and will strengthen the overall enterprise,” noted Hager.

Financing Activities

For 2016 year to date, Genesis has announced new and amended loan agreements, HUD refinancing and restructuring of master leases with long-term capital partners to strengthen the Company’s capital structure.

New Master Leases

Genesis recently announced it entered into a lease with a new landlord for 64 skilled nursing facilities previously leased from Welltower Inc. (Welltower).  On November 1, 2016, Welltower sold the real estate of the 64 facilities to Second Spring Healthcare Investments (Second Spring), a joint venture formed by affiliates of Lindsay Goldberg LLC, a private investment firm, and affiliates of Omega Healthcare Investors, Inc., a real estate investment trust (REIT).  Genesis will continue to operate the facilities pursuant to its new lease with affiliates of Second Spring effective November 1, 2016 and there will be no change in the operations of these facilities.

The 64 facilities had been included in the Company’s master lease with Welltower and were historically subject to 3.4% annual escalators, which were scheduled to decrease to 2.9% annual escalators effective April 1, 2017. Under the new lease with Second Spring, initial annual rent for the 64 properties is reduced approximately 5% to $103.9 million and annual escalators will decrease to 1.0% after year 1, 1.5% after year 2, and 2.0% thereafter.  The more favorable lease terms are expected to reduce Genesis’ cumulative rent obligations through January 2032 by $297 million.  As part of the transaction, Genesis issued a note totaling $51.2 million to Welltower, maturing in October 2020.

On November 2, 2016, in a separate transaction, Welltower announced that it had entered into an agreement to sell the real estate of 28 additional facilities to a joint venture among Welltower, Cindat Capital Management Ltd., and Union Life Insurance Co., Ltd. Similar to the new lease with Second Spring, as part of the Welltower sale, Genesis expects to enter into a lease at closing of the sale, which is expected in the fourth quarter of 2016.  Genesis will continue to operate the facilities pursuant to its new lease and there will be no change in the operations of these facilities.

The 28 facilities are currently included in the Company’s master lease with Welltower and have been subject to 3.4% annual escalators, which are scheduled to decrease to 2.9% annual escalators effective April 1, 2017. Under the new lease, the 28 properties’ initial annual rent is expected to be reduced by approximately 5% to $54.5 million and the annual escalators are expected to decrease to 2.0%. The more favorable lease terms are expected to reduce Genesis’ cumulative rent obligations by $143 million through January 2032.  As part of the transaction, Genesis expects to issue a five-year note totaling $23.7 million to Welltower, a portion of which is expected to be convertible to common stock at approximately $4 per share.  Upon completion of this transaction, Welltower would still lease to Genesis 114 skilled nursing and assisted/senior living facilities.

Refinancing Activities

On July 29, 2016, as previously announced, Genesis entered into a new $120 million four-year term loan agreement and paid off the prior term loan that would have matured in December 2017.  Interest on the new term loan is equal to a base rate (subject to a floor of 1.00%) plus 13%, of which 2% may be paid-in-kind.  The new term loan does not contain any pre-payment penalty provision.  Genesis used the net proceeds of the new term loan, along with available cash, to repay in full the remaining $156.5 million obligation under the prior term loan agreement, including a 2% prepayment penalty.  The prior term loan and all related guarantees and liens were terminated upon such payments.

Also, on July 29, 2016, as previously announced, Genesis entered into an amendment to its revolving credit facilities.  The amendment provides the Company with additional flexibility through the modification of the financial covenants and increases the interest rate margin applicable to the three credit facility tranches by 0.25% to 1.00%.

Year-to-date, Genesis has closed on 21 HUD guaranteed mortgages totaling $143.2 million that, together with $54.2 million of asset sale proceeds, were used to pay down partially nearly $200 million of the Company’s real estate bridge loans with Welltower.  Genesis expects to continue to refinance the real estate bridge loans with lower cost and longer maturity HUD guaranteed mortgages or other permanent financing through the end of 2016 and into 2017.

Bundled Payment Update

Genesis’ Model 3 Bundled Payment Care Initiative program continues to perform to expectations generating positive results.  In mid-October, Genesis received the reconciliation for the first quarter of 2016 which resulted in a $1.8 million positive settlement, as well as an additional $0.3 million positive settlement for prior quarters.

“We believe our program, now fully active in 32 of our facilities, is sufficiently gaining traction from both a financial and operational perspective,” noted Hager.  “Based on this experience, we remain enthusiastic about our ability to generate savings in the Medicare Shared Savings Program that our Genesis Physician Services subsidiary entered into effective January 1, 2016. Currently, Genesis is the only post-acute care provider authorized to participate in the program."

2016 Guidance

The Company reaffirms its previously announced guidance ranges for fiscal year 2016.

Conference Call

Genesis HealthCare will hold a conference call at 8:30 a.m. Eastern Time on Friday, November 4, 2016 to discuss financial results for the third quarter of 2016.  Investors can access the conference call live by calling (855) 849-2198 or through a listen-only webcast through the Genesis website at http://www.genesishcc.com/investor-relations, where a replay of the call will also be posted for one year.

About Genesis HealthCare

Genesis HealthCare (NYSE: GEN) is a holding company with subsidiaries that, on a combined basis, comprise one of the nation’s largest post-acute care providers with approximately 500 skilled nursing centers and assisted/senior living communities in 34 states nationwide. Genesis subsidiaries also supply rehabilitation and respiratory therapy to more than

1,700 healthcare providers in 45 states, the District of Columbia and China.  References made in this release to “Genesis,” “the Company,” “we,” “us” and “our” refer to Genesis HealthCare and each of its wholly-owned companies. Visit our website at www.genesishcc.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “pursue,” “plans,” or “prospect,” or the negative or other variations thereof or comparable terminology. They include, but are not limited to, statements about Genesis’ expectations and beliefs regarding its future financial performance, anticipated cost management, anticipated business development and anticipated financing activities. These forward-looking statements are based on current expectations and projections about future events, including the assumptions stated in this release, and there can be no assurance that they will be achieved or occur, in whole or in part, in the timeframes anticipated by the Company or at all. Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Genesis may differ materially from that expressed or implied by such forward-looking statements.

These risks and uncertainties include, but are not limited to, the following:

• reductions in Medicare or Medicaid reimbursement rates, or changes in the rules governing the Medicare or Medicaid programs could have a material adverse effect on our revenues, financial condition and results of operations;

• reforms to the U.S. healthcare system that have imposed new requirements on us;

• revenue we receive from Medicare and Medicaid being subject to potential retroactive reduction;

• our success being dependent upon retaining key executives and personnel;

• it can be difficult to attract and retain qualified nurses, therapists, healthcare professionals and other key personnel, which, along with a growing number of minimum wage and compensation related regulations, can increase our costs related to these employees;

• recently enacted changes in Medicare reimbursements for physician and non-physician services could impact reimbursement for medical professionals. Moreover, payment annual caps that limit the amounts that can be paid for outpatient therapy services rendered to any Medicare beneficiary may negatively affect our results of operations;

• we are subject to extensive and complex laws and government regulations. If we are not operating in compliance with these laws and regulations or if these laws and regulations change, we could be required to make significant expenditures or change our operations in order to bring our facilities and operations into compliance;

• our physician services operations are subject to corporate practice of Medicare laws and regulations. Our failure to comply with these laws and regulations could have a material adverse effect on our business and operations;

• we face inspections, reviews, audits and investigations under federal and state government programs, such as the Department of Justice, and contracts. These investigations and audits could result in adverse findings that may negatively affect our business, including our results of operations, liquidity and financial condition;

• significant legal actions, which are commonplace in our industry, could subject us to increased operating costs, which could materially and adversely affect our results of operations, liquidity and financial condition;

• insurance coverages, including professional liability coverage, may become increasingly expensive and difficult to obtain for health care companies, and our self-insurance may expose us to significant losses;

• failure to maintain effective internal control over financial reporting could have an adverse effect on our ability to report on our financial results on a timely and accurate basis;

• we may be unable to reduce costs to offset decreases in our patient census levels or other expenses timely and completely;

• completed and future acquisitions may consume significant resources, may be unsuccessful and could expose us to unforeseen liabilities and integration risks;

• we lease a significant number of our facilities and may experience risks relating to lease termination, lease expense escalators, lease extensions, special charges and leases that are not economically efficient in the current business environment;

• our substantial indebtedness, scheduled maturities and disruptions in the financial markets could affect our ability to obtain financing or to extend or refinance debt as it matures, which could negatively impact our results of operations, liquidity, financial condition and the market price of our common stock;

• our potential issuance of debt securities that are convertible into our common stock could result in dilution of your percentage ownership of our company, if such debt securities are converted to common stock;

• we are subject to numerous covenants and requirements under our various credit and leasing agreements and a breach of any such covenants or requirements could, unless timely and effectively remediated, lead to default and potential cross default under such agreements;

• the holders of a majority of the voting power of Genesis’ common stock have entered into an extended voting agreement, and the voting group’s interests may conflict with the interests of other holders;

• some of our directors are significant stockholders or representatives of significant stockholders, which may present issues regarding diversion of corporate opportunities and other potential conflicts; and

• we are a “controlled company” within the meaning of NYSE rules and, as a result, qualify for and rely on exemptions from certain corporate governance requirements.

The Company’s Annual Report on Form 10-K for the year ended December 31, 2015, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the U.S. Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016 when it is filed, discuss the foregoing risks as well as other important risks and uncertainties of which investors should be aware. Any forward-looking statements contained herein are made only as of the date of this release. Genesis disclaims any obligation to update its forward-looking statements or any of the information contained in this release. Investors are cautioned not to place undue reliance on these forward-looking statements.

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GENESIS HEALTHCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Net revenues	$1,418,994	$1,416,027	$4,329,570	$4,178,503
Salaries, wages and benefits	834,414	833,635	2,534,824	2,445,294
Other operating expenses	350,828	332,919	1,062,086	993,719
General and administrative costs	46,545	45,889	139,999	130,902
Provision for losses on accounts receivable	25,602	23,346	81,776	68,855
Lease expense	35,512	37,655	109,796	113,033
Depreciation and amortization expense	61,104	62,505	190,822	176,043
Interest expense	131,812	128,538	400,853	376,236
Loss (gain) on extinguishment of debt	15,363	(3,104)	15,830	130
Investment income	(934)	(353)	(2,073)	(1,200)
Other (income) loss	(5,173)	38	(48,084)	(7,522)
Transaction costs	3,057	3,306	9,804	92,016
Skilled Healthcare and other loss contingency expense	—	30,000	15,192	31,500
Equity in net income of unconsolidated affiliates	(893)	(640)	(2,153)	(1,153)
Loss before income tax benefit	(78,243)	(77,707)	(179,102)	(239,350)
Income tax benefit	(25,888)	(16,726)	(19,738)	(26,793)
Loss from continuing operations	(52,355)	(60,981)	(159,364)	(212,557)
(Loss) income from discontinued operations, net of taxes	(24)	39	(1)	(1,571)
Net loss	(52,379)	(60,942)	(159,365)	(214,128)
Less net loss attributable to noncontrolling interests	31,921	31,990	72,895	53,424
Net loss attributable to Genesis Healthcare, Inc.	$(20,458)	$(28,952)	$(86,470)	$(160,704)

Loss per common share:
Basic and diluted:
Weighted average shares outstanding for basic and diluted loss from continuing operations per share	90,226	89,213	89,617	84,615
Basic and diluted net loss per common share:
Loss from continuing operations attributable to Genesis Healthcare, Inc.	$(0.23)	$(0.32)	$(0.96)	$(1.88)
(Loss) income from discontinued operations, net of taxes	(0.00)	0.00	(0.00)	(0.02)
Net loss attributable to Genesis Healthcare, Inc.	$(0.23)	(0.32)	$(0.96)	$(1.90)

GENESIS HEALTHCARE, INC.

SELECTED BALANCE SHEET DATA

(UNAUDITED)

(IN THOUSANDS)

	September 30,	December 31,
	2016	2015
Assets:
Current assets:
Cash and equivalents	$53,840	$61,543
Accounts receivable, net of allowances for doubtful accounts	826,221	789,387
Other current assets	168,605	160,563
Total current assets	1,048,666	1,011,493
Property and equipment, net of accumulated depreciation	3,944,620	4,085,247
Identifiable intangible assets, net of accumulated amortization	185,779	209,967
Goodwill	444,113	470,019
Other long-term assets	263,409	283,223
Total assets	$5,886,587	$6,059,949

Liabilities and Stockholders' Deficit:
Current liabilities:
Accounts payable and accrued expenses	$429,057	$431,542
Accrued compensation	185,916	185,054
Other current liabilities	196,325	182,069
Total current liabilities	811,298	798,665

Long-term debt	1,155,456	1,186,159
Capital lease obligations	1,013,611	1,053,816
Financing obligations	3,104,537	3,064,077
Other long-term liabilities	573,216	576,619
Stockholders' deficit	(771,531)	(619,387)
Total liabilities and stockholders' deficit	$5,886,587	$6,059,949

GENESIS HEALTHCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(IN THOUSANDS)

	Nine months ended September 30,
	2016	2015

Net cash provided by (used in) operating activities (1)	$35,302	$(4,949)
Net cash provided by (used in) investing activities	962	(67,933)
Net cash (used in) provided by financing activities	(43,967)	45,005
Net decrease in cash and equivalents	(7,703)	(27,877)
Beginning of period	61,543	87,548
End of period	$53,840	$59,671

(1) - Net cash provided by (used in) operating activities in the nine months ended September 30, 2016 and 2015 includes approximately $10 million and $67 million, respectively, of cash payments for transaction-related costs.

GENESIS HEALTHCARE, INC.

KEY FINANCIAL PERFORMANCE INDICATORS

(UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(In thousands)		(In thousands)
Financial Results
Net revenues	$1,418,994	$1,416,027	$4,329,570	$4,178,503
EBITDAR	150,185	150,991	522,369	425,962
EBITDA	114,673	113,336	412,573	312,929
Adjusted EBITDAR	172,141	188,779	539,842	564,556
Adjusted EBITDA	47,758	67,205	164,265	204,187
Net loss attributable to Genesis Healthcare, Inc.	(20,458)	(28,952)	(86,470)	(160,704)

INPATIENT SEGMENT*:	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Occupancy Statistics - Inpatient
Available licensed beds in service at end of period	58,379	56,499	58,379	56,499
Available operating beds in service at end of period	56,444	55,036	56,444	55,036
Available patient days based on licensed beds	5,325,166	5,164,465	15,846,651	15,095,406
Available patient days based on operating beds	5,160,945	5,027,803	15,403,904	14,652,995
Actual patient days	4,411,152	4,324,403	13,202,437	12,751,587
Occupancy percentage - licensed beds	82.8%	83.7%	83.3%	84.5%
Occupancy percentage - operating beds	85.5%	86.0%	85.7%	87.0%
Skilled mix	19.6%	20.6%	20.4%	21.8%
Average daily census	48,474	47,004	48,184	46,709
Revenue per patient day (skilled nursing facilities)
Medicare Part A	$513	$503	$513	$502
Medicare total (including Part B)	555	545	554	540
Insurance	458	451	454	448
Private and other	309	263	306	295
Medicaid	218	216	219	216
Medicaid (net of provider taxes)	199	195	199	195
Weighted average (net of provider taxes)	$270	$266	$272	$270
Patient days by payor (skilled nursing facilities)
Medicare	513,720	538,503	1,617,227	1,691,696
Insurance	306,366	288,314	921,519	883,236
Total skilled mix days	820,086	826,817	2,538,746	2,574,932
Private and other	305,545	299,153	903,951	862,777
Medicaid	3,063,256	2,879,447	9,031,537	8,392,143
Total Days	4,188,887	4,005,417	12,474,234	11,829,852
Patient days as a percentage of total patient days (skilled nursing facilities)
Medicare	12.3%	13.4%	13.0%	14.3%
Insurance	7.3%	7.2%	7.4%	7.5%
Skilled mix	19.6%	20.6%	20.4%	21.8%
Private and other	7.3%	7.5%	7.2%	7.3%
Medicaid	73.1%	71.9%	72.4%	70.9%
Total	100.0%	100.0%	100.0%	100.0%
Facilities at end of period
Skilled nursing facilities:
Leased	375	383	375	383
Owned	60	33	60	33
Joint Venture	5	5	5	5
Managed **	34	32	34	32
Total skilled nursing facilities	474	453	474	453
Total licensed beds	57,896	54,545	57,896	54,545
Assisted living facilities:
Leased	26	30	26	30
Owned	4	22	4	22
Joint Venture	1	1	1	1
Managed	2	3	2	3
Total assisted living facilities	33	56	33	56
Total licensed beds	2,643	4,437	2,643	4,437
Total facilities	507	509	507	509
Total Jointly Owned and Managed– (Unconsolidated)	15	16	15	16

REHABILITATION THERAPY SEGMENT:	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Revenue mix %:
Company-operated	37%	37%	37%	38%
Non-affiliated	63%	63%	63%	62%
Sites of service (at end of period)	1,582	1,602	1,582	1,602
Revenue per site	$156,362	$168,797	$489,854	$497,731
Therapist efficiency %	67%	68%	69%	69%

*Inpatient Segment Key Financial Performance Indicators for the nine months ended September 30, 2015 include Skilled Healthcare beginning February 1, 2015.

** In 2015 and 2016, includes 20 facilities located in Texas for which the real estate is owned by Genesis.

Reasons for Non-GAAP Financial Disclosure

The following discussion includes references to EBITDAR, Adjusted EBITDAR, EBITDA and Adjusted EBITDA, which are non-GAAP financial measures (collectively, Non-GAAP Financial Measures). For purposes of SEC Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position and cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, we have provided reconciliations of the Non-GAAP Financial Measures to the most directly comparable GAAP financial measures.

We believe the presentation of Non-GAAP Financial Measures provides useful information to investors regarding our results of operations because these financial measures are useful for trending, analyzing and benchmarking the performance and value of our business. By excluding certain expenses and other items that may not be indicative of our core business operating results, these Non-GAAP Financial Measures:

•allow investors to evaluate our performance from management’s perspective, resulting in greater transparency with respect to supplemental information used by us in our financial and operational decision making;

•facilitate comparisons with prior periods and reflect the principal basis on which management monitors financial performance;

•facilitate comparisons with the performance of others in the post-acute industry;

•provide better transparency as to the relationship each reporting period between our cash basis lease expense and the level of operating earnings available to fund lease expense; and

•allow investors to view our financial performance and condition in the same manner as our significant landlords and lenders require us to report financial information to them in connection with determining our compliance with financial covenants.

We use Non-GAAP Financial Measures primarily as performance measures and believe that the GAAP financial measure most directly comparable to them is net income (loss) attributed to Genesis Healthcare, Inc. We use Non-GAAP Financial Measures to assess the relative performance of our operating businesses, as well as the employees responsible for operating such businesses. Non-GAAP Financial Measures are useful in this regard because they do not include such costs as interest expense, income taxes and depreciation and amortization expense which may vary from business unit to business unit depending upon such factors as the method used to finance the original purchase of the business unit or the tax law in the state in which a business unit operates. By excluding such factors when measuring financial performance, many of which are outside of the control of the employees responsible for operating our business units, we are better able to evaluate the operating performance of the business unit and the employees responsible for business unit performance. Consequently, we use these Non-GAAP Financial Measures to determine the extent to which our employees have met performance goals, and therefore the extent to which they may or may not be eligible for incentive compensation awards.

We also use Non-GAAP Financial Measures in our annual budget process. We believe these Non-GAAP Financial Measures facilitate internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. The presentation of these Non-GAAP Financial Measures is consistent with our past practice and we believe these measures further enable investors and analysts to compare current non-GAAP measures with non-GAAP measures presented in prior periods.

Although we use Non-GAAP Financial Measures as financial measures to assess the performance of our business, the use of these Non-GAAP Financial Measures is limited because they do not consider certain material costs necessary to operate the business.  Because Non-GAAP Financial Measures do not consider these important elements of our cost structure, a user of our financial information who relies on Non-GAAP Financial Measures as the only measures of our performance could draw an incomplete or misleading conclusion regarding our financial performance. Consequently, a user of our financial information should consider net income (loss) attributed to Genesis Healthcare, Inc. as an important measure of its financial performance because it provides the most complete measure of our performance.

Other companies may define Non-GAAP Financial Measures differently and, as a result, our Non-GAAP Financial Measures may not be directly comparable to those of other companies.  Non-GAAP Financial Measures do not represent net income (loss), as defined by GAAP. Non-GAAP Financial Measures should be considered in addition to, not a substitute for, or superior to, GAAP Financial Measures.

We use the following Non-GAAP Financial Measures that we believe are useful to investors as key measures of our operating performance:

EBITDAR and EBITDA

“EBITDAR” is defined as net income or loss attributable to Genesis Healthcare, Inc. before net income or loss of non-controlling interests, net income or loss from discontinued operations, depreciation and amortization expense, interest expense and lease expense.  We believe EBITDAR is useful to an investor in evaluating our operating performance because it helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (interest and lease expense) and our asset base (depreciation and amortization expense) from our operating results.  We also use EBITDAR as one measure in determining the value of prospective acquisitions or divestitures.  EBITDAR is also a commonly used measure to estimate the enterprise value of businesses in the healthcare industry. In addition, covenants in our lease agreements use EBITDAR as a measure of financial compliance.

“EBITDA” is defined as EBITDAR less lease expense.   We believe EBITDA is useful to an investor in evaluating our operating performance for the same reasons identified with respect to EBITDAR.  EBITDA is a commonly used measure to estimate the enterprise value of businesses in the healthcare industry.  In addition, covenants in our debt agreements use EBITDA as a measure of financial compliance.

Adjustments to EBITDAR and EBITDA

We adjust EBITDAR and EBITDA when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance and that the presentation of Adjusted EBITDAR and Adjusted EBITDA, when combined with GAAP net income (loss) attributable to Genesis Healthcare, Inc., EBITDAR and EBITDA, is beneficial to an investor’s complete understanding of our operating performance.  In addition, such adjustments are substantially similar to the adjustments to EBITDAR and EBITDA provided for in the financial covenant calculations contained in our lease and debt agreements.

We adjust EBITDAR and EBITDA for the following items:

•

Loss on extinguishment of debt. We recognize losses on the extinguishment of debt when we refinance our debt prior to its original term, requiring us to write-off any unamortized deferred financing fees.  We exclude the effect of losses or gains recorded on the early extinguishment of debt because we believe these gains and losses do not accurately reflect the underlying performance of our operating businesses.

•

Other income (loss).  We primarily use this income statement caption to capture gains and losses on the sale or disposition of assets.  We exclude the effect of such gains and losses because we believe they do not accurately reflect the underlying performance of our operating businesses.

•

Transaction costs. In connection with our acquisition and disposition transactions, we incur costs consisting of investment banking, legal, transaction-based compensation and other professional service costs.  We exclude acquisition and disposition related transaction costs expensed during the period because we believe these costs do not reflect the underlying performance of our operating businesses.

•

Severance and restructuring.  We exclude severance costs from planned reduction in force initiatives associated with restructuring activities intended to adjust our cost structure in response to changes in the business environment.  We believe these costs do not reflect the underlying performance of our operating businesses.  We do not exclude severance costs that are not associated with such restructuring activities.

•

Long-lived asset impairment charges.  We exclude non-cash long-lived asset impairment charges because we believe including them does not reflect the ongoing operating performance of our operating businesses.  Additionally, such impairment charges represent accelerated depreciation expense, and depreciation expense is excluded from EBITDA.

•

Losses of newly acquired, constructed or divested businesses.  The acquisition and construction of new businesses is an element of our growth strategy.  Many of the businesses we acquire have a history of operating losses and continue to generate operating losses in the months that follow our acquisition.  Newly constructed or developed businesses also generate losses while in their start-up phase.  We view these losses as both temporary and an expected component of our long-term investment in the new venture.  We adjust these losses when computing Adjusted EBITDAR and Adjusted EBITDA in order to better evaluate the performance of our mature ongoing business.  The activities of such businesses are adjusted when computing Adjusted EBITDAR and Adjusted EBITDA until such time as a new business generates positive Adjusted EBITDA.  The operating performance of new businesses is no longer adjusted when computing Adjusted EBITDAR and Adjusted EBITDA beginning in the period in which a new business generates positive Adjusted EBITDA and all periods thereafter.  The divestiture of underperforming or non-strategic facilities is also an element of our business strategy.  We eliminate the results of divested facilities beginning in the quarter in which they become divested.  We view the losses associated with the wind-down of such divested facilities as not indicative of the performance of our ongoing operating business.

•

Stock-based compensation.  We exclude stock-based compensation expense because it does not result in an outlay of cash and such non-cash expenses do not reflect the underlying operating performance of our operating businesses.

•

Other Items.  From time to time we incur costs or realize gains that we do not believe reflect the underlying performance of our operating businesses.  In the current reporting period, we incurred the following expenses that we believe are non-recurring in nature and do not reflect the ongoing operating performance of the Company or our operating businesses.

(1)

Skilled Healthcare and other loss contingency expense – We exclude the estimated settlement cost and any adjustments thereto regarding the four legal matters inherited by Genesis in the Skilled and Sun Transactions and disclosed in the commitments and contingencies footnote to our consolidated financial statements describing our material legal proceedings. In the nine months ended September 30, 2016, we increased our estimated loss contingency expense by $15.2 million, respectively, related to these matters.  In the three and nine months ended September 30, 2015, we recorded $30.0 million and $31.5 million, related to these matters.  We believe these costs are non-recurring in nature as they will no longer be recognized following the final settlement of these matters.  We do not exclude the estimated settlement costs associated with all other legal and regulatory matters arising in the normal course of business.  Also, we do not believe the excluded costs reflect the underlying performance of our operating businesses.

(2)

Regulatory defense and related costs – We exclude the costs of investigating and defending the matters associated with the Skilled Healthcare and other loss contingency expense as noted in footnote (1).  We believe these costs are non-recurring in nature as they will no longer be recognized following the final settlement of these matters. Also, we do not believe the excluded costs reflect the underlying performance of our business.

(3)

Other non-recurring costs – In the three and nine months ended September 30, 2016, we excluded $(0.1) million and $0.8 million, respectively, of costs incurred in connection with a settlement of disputed costs related to previously reported periods and a regulatory audit associated with acquired businesses and related to pre-acquisition periods.  We do not believe the excluded costs are recurring or reflect the underlying performance of our business.

Adjustments to EBITDA

•

Conversion to cash basis operating leases.  Our leases are classified as either operating leases, capital leases or financing obligations pursuant to applicable guidance under U.S. GAAP.  We view the primary provisions and economics of these leases, regardless of their accounting treatment, as being nearly identical.  Virtually all of our leases are structured with triple net terms, have fixed annual rent escalators and have long-term initial maturities with renewal options.  Accordingly, in connection with our evaluation of the financial performance of our business, we reclassify all of our leases to operating lease treatment and reflect lease expense on a cash basis.  This approach allows us to better understand the relationship in each reporting period of our operating performance, as measured by EBITDAR and Adjusted EBITDAR, to the cash basis obligations to our landlords in that reporting period, regardless of the lease accounting treatment.  This presentation and approach is also consistent with the financial reporting and covenant compliance requirements contained in all of our major lease and loan agreements.

•

Rent related to newly acquired, constructed or divested businesses.  Consistent with our treatment of excluding the EBITDAR of newly acquired, constructed or divested businesses, we exclude the rent expense associated with such businesses.  While such businesses are in their start-up or wind-down phase, we do not believe including such lease expense reflects the ongoing operating performance of our operating businesses.

GENESIS HEALTHCARE, INC.

RECONCILIATION OF NET LOSS ATTRIBUTABLE TO GENESIS HEALTHCARE, INC. TO EBITDA, EBITDAR, ADJUSTED EBITDA AND ADJUSTED EBITDAR

(UNAUDITED)

(IN THOUSANDS)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015

Net loss attributable to Genesis Healthcare, Inc.	$(20,458)	$(28,952)	$(86,470)	$(160,704)
Loss (income) from discontinued operations, net of taxes	24	(39)	1	1,571
Net loss attributable to noncontrolling interests	(31,921)	(31,990)	(72,895)	(53,424)
Depreciation and amortization expense	61,104	62,505	190,822	176,043
Interest expense	131,812	128,538	400,853	376,236
Income tax benefit	(25,888)	(16,726)	(19,738)	(26,793)
EBITDA	$114,673	$113,336	$412,573	$312,929
Lease expense	35,512	37,655	109,796	113,033
EBITDAR	$150,185	$150,991	$522,369	$425,962
Adjustments to EBITDAR:
Loss (gain) on extinguishment of debt	15,363	(3,104)	15,830	130
Other (income) loss	(5,173)	38	(48,084)	(7,522)
Transaction costs	3,057	3,306	9,804	92,016
Severance and restructuring	1,123	742	7,939	3,121
Losses of newly acquired, constructed, or divested businesses	3,594	2,563	7,121	3,615
Stock-based compensation	3,090	1,950	6,809	2,479
Skilled Healthcare and other loss contingency expense (1)	-	30,000	15,192	31,500
Regulatory defense and related costs (2)	1,043	2,293	2,101	2,755
Other non-recurring costs (3)	(141)	-	761	10,500
Adjusted EBITDAR	$172,141	$188,779	$539,842	$564,556
Less: GAAP lease expense	(35,512)	(37,655)	(109,796)	(113,033)
Less: Conversion to cash basis operating leases	(89,934)	(86,221)	(270,101)	(254,566)
Plus: Rent related to losses of newly acquired, constructed, or divested businesses	1,063	2,302	4,320	7,230
Adjusted EBITDA	$47,758	$67,205	$164,265	$204,187